Press Release For Immediate Release	Contact: Rebecca Winning	Email:	ir@udr.com

NYSE Trading Symbol: UDR	Phone: 720.283.6121	Web:	www.udr.com

UDR to Participate in Oppenheimer 2009 REIT/Real Estate Forum

DENVER, CO (February 17, 2009) UDR, Inc. (NYSE: UDR) announced today that Thomas W. Toomey, President and Chief Executive Officer, will participate in the Oppenheimer 1st Annual REIT/Real Estate Forum to be held Thursday, February 19, 2009. The forum will be held at the Oppenheimer & Co, Executive Conference Center, 300 Madison Avenue, 3rd Floor, in New York City. Mr. Toomey is scheduled to participate in a panel discussion at 1:30 p.m. Eastern Time.

Oppenheimer will provide an audiocast of the presentation via a telephone conference call, and a replay of the audiocast for 90 days following the forum. Information on accessing the live call and the replay is available on the Oppenheimer website at http://www.opco.com/conferences/reits09 (Source Code: estate)

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.